Exhibit 3.1
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
GRUBB & ELLIS COMPANY,
a Delaware Corporation
     This amendment (the “Amendment”) to the Bylaws of Grubb & Ellis Company (the “Corporation”), as amended and restated effective May 31, 2000 (the “Bylaws”), is made and shall be effective as of the 25th day of January, 2008.
     Section 3.16 of the Bylaws of the Corporation shall be added as follows:
     “Section 3.16 Corporate Opportunities. Members of the Board who are not an employee or executive officer of the Corporation shall be referred to as “Non-Management Directors.” Each such Non-Management Director has the right to directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries including those deemed to be competing with the Corporation or any of its subsidiaries. In the event that such Non-Management Director acquires knowledge, other than as a result of his or her position as a director of the Corporation, of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries (whether such potential transaction or matter is proposed by a third party or is conceived of by such Non-Management Director), such Non-Management Director shall be entitled to offer such corporate opportunity to the Corporation as such Non-Management Director deems appropriate under the circumstances in his sole discretion. No such Non-Management Director shall be liable to the Corporation or its stockholders for usurping a corporate opportunity or failing to act in (or not opposed to) the best interests of the Corporation or deriving any improper personal benefit by reason of the fact that such Non-Management Director, directly or indirectly, (i) pursued or acquired such corporate opportunity for himself or herself, (ii) directed or offered such corporate opportunity to another corporation for which such Non-Management Director serves as a director or officer, or (iii) failed to communicate or present information regarding such corporate opportunity to the Corporation or any of its subsidiaries. To the fullest extent permitted by Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any such corporate opportunity, and any other potential transaction or matter that may be a corporate opportunity for the Corporation or any of its subsidiaries, except to the extent that an Non-Management Director acquires such knowledge as a result of his or her position as a director of the Corporation.”